EXHIBIT 10.1

EXCHANGE AND PURCHASE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of November 26, 2008 by and among Finlay Fine Jewelry Corporation, a Delaware corporation (the “Company”), and each of the undersigned beneficial holders (each a “Holder” and collectively, the “Holders”) of the Company’s 8-3/8% Senior Notes due June 1, 2012 (the “Notes”), which were issued pursuant to an Indenture (the “Notes Indenture”), dated as of June 3, 2004, between the Company and HSBC Bank USA, National Association (as successor to HSBC Bank USA), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has issued and outstanding $200 million aggregate principal amount of Notes pursuant to the Notes Indenture;

WHEREAS, the Company and the Holders have reached an agreement for the exchange of certain of the Notes held by the Holders (totaling approximately 70% of the aggregate amount outstanding of the Notes) (the “Exchange Notes”) for third lien secured PIK notes of the Company (the “Third Lien Notes”);

WHEREAS, the Company and the Holders have agreed, subject to and on the terms and conditions set forth in this Agreement, that each Holder shall exchange the principal amount of the Exchange Notes owned by it as listed on Schedule I hereto for $1,000 principal amount of Third Lien Notes per $1,000 principal amount at maturity of Exchange Notes exchanged;

WHEREAS, the Company, as issuer, and Finlay Enterprises, Inc. (“FEI”) and the Company’s subsidiaries, as guarantors (collectively, the “Guarantors”) and the Trustee are entering into a new indenture which shall govern the Third Lien Notes, a copy of which is attached hereto as Exhibit A (the “Third Lien Indenture”), and related collateral documents, copies of which are attached hereto as Exhibit B (the “Third Lien Collateral Documents”);

WHEREAS, the Company and the Holders have also reached an agreement for the Holders to purchase $20 million aggregate principal amount of new second lien secured PIK notes issued by the Company and guaranteed by the Guarantors (the “Second Lien Notes” and together with the Third Lien Notes, the “Secured Notes”);

WHEREAS, the Company, as issuer, the Guarantors and the Trustee are entering into a new indenture which shall govern the Second Lien Notes, a copy of which is attached hereto as Exhibit C (the “Second Lien Indenture”), and related collateral documents, copies of which are attached hereto as Exhibit D (the “Second Lien Collateral Documents”);

WHEREAS, concurrently with the execution of the Second Lien Indenture and the Third Lien Indenture, General Electric Capital Corporation (“GECC”), the Third Lien Agent named therein, the Second Lien Agent named therein and the borrowers and obligors named therein are entering into an Intercreditor Agreement (the “Intercreditor Agreement”), a copy of which is attached hereto as Exhibit E;

WHEREAS, concurrently with the execution of the Second Lien Indenture and the Third Lien Indenture, the Company, the Guarantors, GECC and other Credit Parties named therein are entering into Amendment No. 1 (the “Credit Agreement Amendment”) to the Fourth Amended and Restated Credit Agreement dated as of November 9, 2007 (the “Credit Agreement”), a copy of which is attached hereto as Exhibit F;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I – EXCHANGE AND ISSUANCE OF SECURITIES;

CONSENT TO AMENDMENTS AND

WAIVER OF COMPLIANCE WITH THE NOTES INDENTURE

Section 1.01.   Authorization of Issue. Prior to the Closing (as defined below), the Company and the Guarantors shall have duly authorized the delivery to each Holder the principal amount of Second Lien Notes and Third Lien Notes set forth opposite such Holder’s name on Schedule I hereto, and the Guarantors’ respective guarantees thereof pursuant to the Second Lien Indenture and Third Lien Indenture.

Section 1.02.   Exchange of Notes. Subject to the terms and conditions set forth in this Agreement, each Holder hereby agrees to exchange at the Closing (the “Exchange”) the principal amount of the Exchange Notes held by such Holder, as set forth opposite such Holder’s name on Schedule I hereto, for the principal amount of Third Lien Notes set forth opposite such Holder’s name on Schedule I hereto. In addition, in exchange for the right to receive pay-in-kind interest accruing from and including June 1, 2008 to but excluding December 1, 2008 under the terms of the Third Lien Notes, each Holder waives all rights to receive the interest payment scheduled for December 1, 2008 on its Exchange Notes. The Exchange Notes exchanged pursuant to this Agreement shall be cancelled. The principal amount of the Third Lien Notes to be issued shall be rounded to the nearest $1,000.

Section 1.03.   Issuance of Notes. The Company hereby agrees, on the basis of the representations, warranties and agreements of the Holders contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Holders (the “Second Lien Issuance”) and, upon the basis of the representations, warranties and agreements of the Company and the Guarantors herein contained and subject to all the terms and conditions set forth herein, the Holders agree, severally and not jointly, to purchase from the Company, at a purchase price of 100% of the principal amount thereof, the principal amount of Second Lien Notes set forth opposite the name of such Holder on Schedule I hereto. The principal amount of the Second Lien Notes to be issued shall be rounded to the nearest $1,000. The Company shall not be obligated to deliver any of the Second Lien Notes to be delivered hereunder except upon payment for all of such Second Lien Notes to be purchased as provided herein. The Second Lien Notes will be offered and sold to the Holders without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption under the Securities Act.

Section 1.04.   Legend on Notes. Each certificate issued at the Closing representing Secured Notes shall be endorsed with a legend in substantially the form as provided in the Second Lien Indenture and Third Lien Indenture, as applicable.

Section 1.05.	Registration.

(a)       If on the 6 month anniversary of the Closing, the Secured Notes cannot be resold pursuant to Rule 144 of the Securities Act, without regard to transfer restrictions or volume limitations, the Company shall, at its expense, use commercially reasonable efforts to (i) have filed by such 6 month anniversary of the date hereof a registration statement on Form S-3 (or any successor form to Form S-3) or any available registration statement (a “Resale Shelf”), for a public offering of such Secured Notes, (ii) have such Resale Shelf declared effective as soon as practicable thereafter and (iii) keep such Resale Shelf continuously effective, supplemented and amended as required by the Securities Act, and shall use commercially reasonable efforts to promptly eliminate any stop order or other limitation on resales under such Resale Shelf, for so long as such Secured Notes are subject to the transfer restrictions and volume limitations of Rule 144 of the Securities Act. The Company may suspend the use of the Resale Shelf for not more than 15 days in any single instance and not more than 45 days in any calendar year if the Company, FEI or any of their respective Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith and with the advice of outside counsel that such disclosure would be materially detrimental to the Company. The Company shall no less than 10 days prior to the filing of such registration statement, give written notice of such proposed registration to all other Holders and, as soon as practicable, shall use its commercially reasonable efforts to cause such Secured Notes to be registered on such form for the offering together with all or such portion of the Secured Notes of any Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be required to effect more than one such registration pursuant to this Section 1.05(a).

(b)       Subject to the next sentence below, the Company shall not be required to file a Resale Shelf if the security arrangements (as may be amended) for the Third Lien Notes or the Second Lien Notes (“Security Arrangements”) would impose on the Company the obligation to prepare stand alone subsidiary financial statements as part of such Resale Shelf registration or on an ongoing basis under Rule 3-10 or 3-16 of Regulation S-X or significant ongoing opinion requirements under Section 314 of the Trustee Indenture Act of 1939, as amended (together, the “Reporting and Opinion Obligations”). The Holders shall have a right to amend the Security Arrangements so that the filing of a Resale Shelf does not trigger the Company’s Reporting and Opinion Obligations, in which case the Company will remain subject to its obligation to file the Resale Shelf in accordance with Section 1.05(a).

(c)       The Company may defer the filing (but not the preparation) of a registration statement required by Section 1.05(a) until a date not later than 45 days after the 6 month anniversary of the date hereof if (i) on the 6 month anniversary of the date hereof, the Company, Finlay Enterprises, Inc. or any of their respective Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith and with the advice of outside counsel that such disclosure would be materially detrimental to the Company and its stockholders or (ii) prior to the 6 month anniversary of the date hereof, the Board of Directors had determined to effect a registered underwritten public offering of the Company’s debt securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering and the Company determines in good faith that the filing of the Resale Shelf would materially interfere with the Company’s ability to conduct the offering. A deferral of the filing of a registration statement pursuant to this Section 1.05(c) shall be lifted, and the requested registration statement shall be promptly filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 1.05(c), the Company shall promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to each Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 1.05(c) and a general statement of the reason for such deferral and an approximation of the anticipated delay.

(d)       The right of the Holders to have their Secured Notes included in a registration statement may be assigned by the initial Holder to a subsequent holder of at least $10.0 million principal amount of Second Lien Notes or $20.0 million of Third Lien Notes and such succeeding Holder shall have the rights of a Holder set forth in this Section 1.05 and Section 6.02.

(e)       The Company shall indemnify the Holders with respect to the Resale Shelf as set forth in Section 6.02.

ARTICLE II - CLOSING DATE; DELIVERY

Section 2.01.   Closing and Location. The closing of the Exchange and the Second Lien Issuance (the “Closing”) shall take place on the date hereof, or on such other date as shall be mutually agreed to by the Company and the Holders owning at least a majority (in principal dollar amount at maturity) of the Exchange Notes owned on the date hereof (the “Required Holders”) (the “Closing Date”) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, or such other place as shall be mutually agreed to by the Company and the Required Holders.

Section 2.02.   Delivery. At the Closing, (a) the Company shall deliver to the Depository Trust Company (“DTC”) or its custodian (i) a global certificate representing the aggregate principal amount of Second Lien Notes being issued in the Second Lien Issuance against payment by or on behalf of the Holders of the purchase price therefor by wire transfer in immediately available funds and (ii) a global certificate representing the aggregate principal amount of Third Lien Notes being issued in the Exchange, or, at the request of any Holder, the Company shall deliver to such Holder certificates representing the principal amount of Second

Lien Notes or Third Lien Notes set forth opposite such Holder’s name on Schedule I hereto and registered in such names and in such denominations as such Holder requests and (b) each Holder shall effect by book entry, in accordance with the applicable procedures of DTC and the terms of the applicable indenture, the delivery to the Company (or to their respective designee which may be the Trustee for the benefit of the Company), the Exchange Notes held by such Holder as set forth opposite such Holder’s name on Schedule I and such Exchange Notes shall be cancelled or the amount outstanding under global certificates representing the Notes shall be decreased by the respective amounts of Exchange Notes delivered.

Section 2.03.   Consummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

Section 2.04.   No Transfer of Notes After the Closing; No Further Ownership Rights in the Notes. Upon consummation of the Closing, all Exchange Notes (or interests therein) exchanged pursuant to this Agreement shall cease to be transferable and there shall be no further registration of any transfer of any such Exchange Notes or interests therein. From and after the Closing, the Holders shall cease to have any rights with respect to such Exchange Notes, including any payments of accrued and unpaid interest,except as otherwise provided for herein or by applicable law.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.01.   Representations and Warranties of the Company. The Company represents and warrants to each of the Holders that the following statements are true, correct and complete as of the date hereof:

(a)       Organization and Good Standing. It and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority, as the case may be, to own, lease and operate its properties and to carry on its business. It and each Guarantor is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure so to be qualified or authorized would not have a material adverse effect on the Company, FEI and its subsidiaries taken as a whole.

(b)       Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement. Each Guarantor has all requisite power and authority to issue its guarantee with respect to each of the Second Lien Notes pursuant to the Second Lien Indenture, and the Third Lien Notes pursuant to the Third Lien Indenture.

(c)       Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part. The execution and delivery of the guarantees with respect to the Second Lien Notes pursuant to the Second Lien Indenture, and the Third Lien Notes pursuant to the Third Lien Indenture have been duly authorized by all necessary action on the part of each Guarantor.

(d)       Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e)       No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

(f)        Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than pursuant to the Exchange Act, assuming the accuracy of the representations and warranties herein of the Holders.

(g)       DTC and PORTAL. The Secured Notes are eligible for clearance and settlement through the DTC and the NASD PORTAL MarketSM (“PORTAL”).

Section 3.02.   Representations and Warranties of the Holders. Each of the Holders severally represents and warrants to the Company and each of the other Holders that the following statements are true, correct and complete as of the date hereof:

(a)       Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b)       Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(c)       Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d)       No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

(e)       Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing by it with any federal, state or other governmental authority or regulatory body.

(f)        Ownership of Notes. The principal amount of Exchange Notes held by such Holder as set forth on Schedule I hereto is an accurate amount and such Holder is the beneficial owner thereof, free and clear of all liens (other than obligations pursuant to this Agreement).

(g)       Purchase Entirely for Own Account. It is acquiring the Second Lien Notes and Third Lien Notes for its own account, for investment purposes and not with a view to the distribution thereof, except in compliance with the Securities Act. It understands that the Second Lien Notes and Third Lien Notes issued to it may not be resold except pursuant to an effective registration statement filed under the Securities Act or pursuant to an exemption from registration thereunder.

(h)       Investment Experience. It has such knowledge and experience in financial and business affairs that such Holder is capable of evaluating the merits and risks of an investment in the Second Lien Notes and Third Lien Notes. It is either a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Regulation D under the Securities Act. Such Holder acknowledges that no representations, express or implied, are being made with respect to the Company, the Second Lien Notes, the Third Lien Notes, or otherwise, other than those expressly set forth herein. In making its decision to invest in the Second Lien Notes and Third Lien Notes hereunder, such Holder has relied upon independent investigations made by such Holder and, to the extent believed by such Holder to be appropriate, such Holder’s representatives, including such Holder’s own professional, tax and other advisors. Such Holder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its respective representatives concerning the terms and conditions of the investment in the Second Lien Notes and Third Lien Notes.

(i)        Restricted Securities. It has been advised by the Company that (i) the offer and sale of the Second Lien Notes and Third Lien Notes has not been registered under the Securities Act; (ii) the offer and sale of the Second Lien Notes and Third Lien Notes is intended to be exempt from registration under the Securities Act pursuant to either Rule 144A or Regulation D under the Securities Act; and (iii) there is no established market for the Second Lien Notes and Third Lien Notes, and it is not anticipated that there will be any active public market for the Second Lien Notes and Third Lien Notes in the foreseeable future. It is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. It will only sell or otherwise transfer the Second Lien Notes in accordance with the Second Lien Indenture, and the Third Lien Notes in accordance with the Third Lien Indenture.

ARTICLE IV – COVENANTS

Section 4.01.   Covenants of the Company. The Company hereby covenants and agrees with the Holders as follows:

(a)       Rule 144 Tolling. The Issuer shall not, and shall not permit any of their “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Secured Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(b)       Investment Limitation. The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Second Lien Notes in such a manner as would require the Company, the Guarantors or any of their subsidiaries to register as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V - CONDITIONS TO CLOSING

Section 5.01.   Holders’ Conditions to Closing. The obligations of the Holders to exchange the Exchange Notes for the Third Lien Notes and to purchase the Second Lien Notes shall be subject to (A) the accuracy of the representations and warranties of the Company and the Guarantors contained herein as of the date of this Agreement (B) the accuracy of the statements of the Company and each of the Guarantors made in any certificates pursuant to the provisions hereof, (C) the performance by the Company and the Guarantors of their obligations hereunder and (D) the following additional conditions (any of which may be waived):

(a) There shall not be in effect any injunction or other order that prohibits the Exchange, the Second Lien Issuance or any of the transactions contemplated by this Agreement.

(b) Both (i) the Company and the Trustee, with the consent of the Holders and with the requisite consents required by the Notes Indenture, shall have entered into a supplemental indenture to the indenture governing the Existing Notes to permit the issuance of the Secured Notes, and such indenture shall be in full force and effect and (b) the Company has, in accordance with the terms of the Notes Indenture, provided the Trustee with a notice of waiver of compliance with all relevant provisions of the Notes Indenture, including any relevant default provisions, which would otherwise prevent the consummation of the Exchange, the Second Lien Issuance (the “Waiver”).

(c) The Company, the Guarantors and the Second Lien Indenture Trustee shall have entered into the Second Lien Indenture and the Second Lien Collateral Documents and such indenture and Second Lien Collateral Documents shall be in full force and effect.

(d) The Company, the Guarantors and the Third Lien Indenture Trustee shall have entered into the Third Lien Indenture and the Third Lien Collateral Documents and such indenture and Third Lien Collateral Documents shall be in full force and effect and the security interests granted in the Second Lien Collateral and the Third Lien Collateral are perfected.

(e)  GECC and the other parties thereto shall have entered into the Intercreditor Agreement, in form and substance satisfactory to the Holders.

(f)  Following the receipt of the Waiver by the Company, the Company, the Guarantors, GECC and other parties thereto shall have entered into the Credit Agreement Amendment, in form and substance satisfactory to the Holders.

(g) The reasonable fees, costs and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP incurred in connection with the Exchange, Second Lien Issuance and Credit Agreement Amendment shall have been paid in full by the Company, to the extent invoices therefor have been received by the Company and, to the extent not yet received, will be paid by the Company after the Closing promptly following such receipt.

(h) The Company shall have requested and caused Weil, Gotshal & Manges LLP, outside legal counsel to the Company to furnish to the Holders its opinions, dated the Closing Date and addressed to the Holders and the Trustee, in form and substance satisfactory to the Holders.

(i)  The Secured Notes shall have been declared eligible for clearance and settlement through DTC and PORTAL.

(j)  On or prior to the Closing Date, the Company and each of the Guarantors shall have furnished to the Holders a certificate of the Company or the Guarantors, respectively, signed by or on behalf of its respective secretary, dated the Closing Date, which shall include, among other things, (i) the Certificate of Incorporation and By-laws or similar constitutive documents of the Company or the Guarantor, respectively, (ii) resolutions authorizing the issuance of the Exchange and Second Lien Issuance or the issuance of the Guarantee, respectively, and (iii) such other information as the Holders may reasonably require.

(k) On or prior to the Closing Date, the Company should have furnished to the Holders certificate of insurance, title insurance and notice of additional agents in form and substance satisfactory to the Holders.

(l)	The Closing shall have occurred no later than the close of business on the date hereof.

Section 5.02.   Company’s Conditions to Closing. The Company’s obligations to exchange the Third Lien Notes for the Exchange Notes and to sell the Second Lien Notes shall be subject to (i) the accuracy of the representations and warranties of the Holders and (ii) the Holders holding not less than 65% of the principal amount outstanding of the Notes having executed this Agreement and having delivered the requisite principal amount of Exchange Notes to DTC in accordance with Section 2.02 hereof.

ARTICLE VI – MISCELLANEOUS

Section 6.01.   Release. Each party hereto, on behalf of itself and its predecessors, successors and assigns, hereby unequivocally, irrevocably and unconditionally releases, surrenders, acquits and forever discharges each other party hereto, their subsidiaries and the respective directors, officers, stockholders, members, partners, employees, affiliates, agents, advisors, attorneys (except with respect to legal opinions delivered on the Closing Date), successors and assigns (collectively, the “Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, in law, at equity or otherwise incurred prior to and as of the date hereof (collectively, the “Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Released Parties, either for itself or otherwise for or on behalf of any other Person, including in connection with the Exchange Notes, the Notes Indenture and the negotiations relating to and consummation of this Agreement and the transactions contemplated thereby, other than any Claims arising under this Agreement or the instruments and agreements contemplated hereby.

Section 6.02.	Indemnification and Contribution.

(a)        The Company agrees to indemnify and hold harmless each Holder and its affiliates covered by the Resale Shelf, its directors, officers, employees and agents, and each person, if any, who controls any Holder or such affiliates within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Holder”), against any loss, claim, damage, liability or expense, as incurred, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or expense relating to resales of the Secured Notes pursuant to the Resale Shelf) (collectively, “Losses”), to which such Indemnified Holder may become subject, insofar as any such Loss arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Resale Shelf as originally filed or in any amendment thereof, the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading; and to reimburse each Indemnified Holder for any and all expenses, including the fees and disbursements of counsel, as such expenses are reasonably incurred by such Indemnified Holder in connection with investigating, defending, settling, compromising or paying any such Loss; provided, however, that the foregoing indemnity agreement shall not apply to any Loss to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder (or its related Indemnified Holder) expressly for use therein. The indemnity agreement set forth in this Section 6.02(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)       Promptly after receipt by the Indemnified Holder under this Section 6.02 of notice of the commencement of any action, such Indemnified Holder will, if a claim in respect thereof is to be made against the Company under this Section 6.02, notify the Company in writing of the commencement thereof, but the failure to notify the Company (i) will not relieve it from liability under paragraph (a) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) will not, in any event, relieve the Company from any obligations to any Indemnified Holder other than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Holder and such Indemnified Holder seeks or intends to seek indemnity from the Company, the Company will be entitled to participate in, and, to the extent that it shall elect, jointly with any other indemnifying parties similarly notified, by written notice delivered to the Indemnified Holder promptly after receiving the aforesaid notice from such Indemnified Holder, to assume the defense thereof with counsel satisfactory to such Indemnified Holder; provided, however, if the defendants in any such action include both the Indemnified Holder and the Company and the Company shall have reasonably concluded that a conflict may arise between the positions of the Company and the Indemnified

Holder in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Holders that are different from or additional to those available to the Company, the Indemnified Holder or Holders shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Holder or Holders. Upon receipt of notice from the Company to such Indemnified Holder of the Company’s election so to assume the defense of such action and approval by the Indemnified Holder of counsel, the Company will not be liable to such Indemnified Holder for any legal or other expenses subsequently incurred by such Indemnified Holder in connection with the defense thereof unless (i) the Indemnified Holder shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the Company, representing the Indemnified Holders who are parties to such action) or (ii) the Company shall not have employed counsel satisfactory to the Indemnified Holder to represent the Indemnified Holder within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company.

(c)       The Company shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Holder against any Loss by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time the Indemnified Holder shall have requested the Company to reimburse the Indemnified Holder for fees and expenses of counsel as contemplated by Section 6.02(c) hereof, the Company agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the aforesaid request and (ii) the Company shall not have reimbursed the Indemnified Holder in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of the Indemnified Holder, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Holder is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Holder, unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Holder from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Holder.

(d)       If the indemnification provided for in this Section 6.02 is for any reason unavailable to or otherwise insufficient to hold harmless the Indemnified Holder in respect of any Loss referred to therein, then the Company shall contribute to the aggregate amount paid or payable by such Indemnified Holder, as incurred, as a result of any Loss referred to therein:

(i)        in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders, on the other hand, from the offering and sale of the Secured Notes pursuant to this Agreement and resale of the Secured Notes pursuant to a Resale Shelf, on the one hand, and a Holder with respect to the resale by such Holder of the Secured Notes pursuant to a Resale Shelf, on the other hand, or

(ii)       if the allocation provided by Section 6.02(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 6.02(d)(i) above but also the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such Loss, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Holders, on the other hand, in connection with such offering and such resale of the Secured Notes pursuant to a Resale Shelf shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Secured Notes exchanged or purchased under this Agreement (before deducting expenses) received by the Company and the total proceeds received by the Holders with respect to their resale of the Secured Notes pursuant to a Resale Shelf. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 6.02(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6.02.

The amount paid or payable by a party as a result of the Loss referred to above shall be deemed to include, subject to the limitations set forth in Section 6.02(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

Notwithstanding the provisions of this Section 6.02, in no event will any Holder be required to undertake liability to any person under this Section 6.02 for any amounts in excess of the dollar amount of the proceeds to be received by such Holder from the sale of such Holder’s Secured Notes (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Resale Shelf under which such Secured Notes are to be registered under the Securities Act. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute as provided in this Section 6.02(d) are several and not joint.

(e)       The provisions of this Section 6.02 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder, the Company or any of the officers, directors or employees, agents or controlling persons referred to in Section 6.02 hereof, and will survive the sale by a Holder of Secured Notes.

Section 6.03.   Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns (including any debtor-in-possession of such party).

Section 6.04.   Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with regard to the subject matter hereof and supersedes all prior agreements with respect thereto.

Section 6.05.   Effectiveness; Amendments. This Agreement shall not become effective and binding on a party hereto unless and until a counterpart signature page to this Agreement has been executed and delivered by such party. Once effective, this Agreement may not be modified, amended or supplemented, nor may any of the conditions to Closing be waived, except in a writing signed by the Company and the Holders.

Section 6.06.   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.07.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier or e-mail shall be effective as delivery of a manually executed signature page of this Agreement.

Section 6.08.   Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 6.09.   Representations, Indemnities and Releases to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company and the Guarantors or its or their officers and of the Holders set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Holders or the Company and the Guarantors or any of the indemnified persons referred to in Section 6.02, and will survive delivery of and payment for the Secured Notes. The provisions of Section 6.01 and Section 6.02 shall survive the termination or cancellation of this Agreement.

Section 6.10.   Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, jury trial and any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.11.   Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

(a)	If to the Company, to:

Finlay Fine Jewelry Corporation

529 Fifth Avenue, Fifth Floor

New York, NY 10017

Facsimile No.: (212) 808-2946

Attn: Bruce E. Zurlnick, Senior Vice President, Treasurer and Chief Financial Officer

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.: (212) 310-8007

Attn: Lori Fife and Corey Chivers

(b)       If to a Holder, to its address set forth on the signature pages hereto or such other address as provided to the parties in writing:

with a copy to (which copy shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile No.: (212) 757-3990

Attn: Raphael M. Russo

Section 6.12.   Specific Performance. Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach the other parties may seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

Section 6.13.   Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.14.   No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 6.15.   No Third Party Beneficiaries. Except as provided in Section 1.05, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party hereto.

Section 6.16.   Representation by Counsel. The Company and each Holder acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived.

Section 6.17.   Several, Not Joint, Obligations. The agreements, representations and obligations of the parties under this Agreement are, in all respects, several and not joint.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FINLAY FINE JEWELRY CORPORATION

By:	/s/ Arthur E. Reiner

Name: Arthur E. Reiner

Title: Chairman and Chief Executive Officer

SIGNATURE PAGE TO EXCHANGE AND PURCHASE AGREEMENT

Schedule I

Noteholder	Principal Amount Of Exchange Notes	Total Principal Amount of Third Lien Notes Exchanged for Exchange Notes	Total Principal Amount of Second Lien Notes Issued
	$115,283,000	$115,283,000	$16,511,000
	$24,357,000	$24,357,000	$3,489,000